Exhibit 4.2
DESCRIPTION OF THE REGISTRANT’S COMMON STOCK
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

The following description of our Common Stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Fourth Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and our Second Amended and Restated Bylaws (the “Bylaws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit [4.1] is a part. We encourage you to read our Certificate of Incorporation and our Bylaws for additional information.

Authorized Capital Shares

Our authorized capital consists of 1,000,000,000 shares of Class A common stock with a par value of $0.0001 (“Class A Common Stock”), 500,000,000 shares of Class C common stock with a par value of $0.0001 per share (“Class C Common Stock” and, together with the Class A Common Stock, the “Common Stock”) and 1,000,000 shares of preferred stock with a par value of $0.0001 per share (“Preferred Stock”). The outstanding shares of our Class A Common Stock are fully paid and nonassessable.

Voting Rights

Subject to the rights of holders of outstanding shares of Preferred Stock, the holders of Common Stock are entitled to one vote per share on all matters voted on by the stockholders, including the election of directors. Holders of our Common Stock will vote together as a single class on all matters submitted to a vote of the stockholders, except as required by law. Our Common Stock does not have cumulative voting rights.

Dividend Rights

Subject to the rights of holders of outstanding shares of Preferred Stock, if any, the holders of Class A Common Stock are entitled to receive ratable dividends, if any, as may be declared from time to time by the Board of Directors in its discretion out of funds legally available for the payment of dividends.

Liquidation Rights

Subject to any preferential rights of outstanding shares of Preferred Stock, holders of the Class A Common Stock will share ratably in all assets legally available for distribution to our stockholders in the event of dissolution.

Other Rights and Preferences

Our Class A Common Stock has no sinking fund or redemption provisions or preemptive, conversion or exchange rights. Holders of Class A Common Stock may not act by written consent; provided, however, that prior to the first date on which investment funds affiliated with Riverstone Energy Investments, Pearl Energy Investments and NGP Energy Capital and their respective successors and affiliates cease to collectively have beneficial ownership (directly or indirectly) of more than 50% of our outstanding shares of Common Stock, any action required or permitted to be taken by holders of our Common Stock that is approved in advance by our Board of Directors may be effected through a written consent that is signed by the holders of the outstanding shares of Common Stock having at least the minimum number of votes required to take such action.

Listing

The Class A Common Stock is traded on the New York Stock Exchange under the trading symbol “PR.”

Exclusive Forum

Our Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the (i) Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (A) any derivative action or proceeding brought on our behalf, (B) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders, (C) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law (the “DGCL”), our Certificate of Incorporation or our Bylaws or (D) any action asserting a claim against us that is governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein; and (ii) subject to the foregoing, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, including all causes of action asserted against any defendant to such complaint. In the event the Delaware Court of Chancery lacks subject matter jurisdiction, then the sole and exclusive forum for such action or proceeding shall be the federal district court for the District of Delaware.

Anti-Takeover Provisions

Certificate of Incorporation and Bylaws

Certain provisions in our Certificate of Incorporation and Bylaws, described below, may be deemed to have an anti-takeover effect and may delay, deter, or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests.

•Preferred Stock: We are permitted to issue, without any further vote or action by our stockholders, shares of Preferred Stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting powers (if any) of the shares of the series, and the preferences and relative, participating, optional and other special rights, if any, and any qualification, limitations or restrictions of the shares of such series.

•Classified Board: Our Board of Directors is classified into three classes: Class I, Class II and Class III, with each class serving staggered three-year terms in office. The likely effect of the classification of the Board of Directors is an increase in the time required for the stockholders to change the composition of the Board of Directors.

•Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our Bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders and specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed.

•Special Meetings: Special meetings of our stockholders may only be called by a majority vote of our Board of Directors, by our Chief Executive Officer or by the Chairman of our Board of Directors.

Delaware Anti-Takeover Statute

We are a Delaware corporation and are subject to Section 203 of the DGCL (“Section 203”). In general, Section 203 prevents us from engaging in any business combination with an “interested stockholder” (generally, a person owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person) for a period of three years following the time that person becomes an interested stockholder unless:

•before that person became an interested stockholder, our Board of Directors approved either the business combination or the transaction that resulted in such person becoming an interested stockholder;

•upon completion of the transaction that resulted in that person becoming an interested stockholder, that person owned at least 85% of our voting stock outstanding at the time the transaction commenced (excluding stock owned by persons who are directors and are also officers, and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

•at or subsequent to such time, the business combination is approved by our Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Under Section 203, a “business combination” includes:

•any merger or consolidation involving the corporation and the interested stockholder;

•any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder, subject to limited exceptions;

•any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

The provisions of Section 203 do not apply to a corporation if, subject to certain requirements, the certificate of incorporation or bylaws of the corporation contain a provision expressly electing not to be governed by the provisions of Section 203. Because our Certificate of Incorporation and Bylaws do not include any provision to “opt-out” of Section 203, the statute will apply to business combinations involving us.